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                                                                   EXHIBIT 23.1

                      CONSENT OF INDEPENDENT ACCOUNTANTS

  We hereby consent to the use in the Prospectus constituting part of this Registration Statement on Form S-3 of our report dated January 7, 1997, except as to Notes 6, 7 and 11, which are as of January 29, 1997, relating to the consolidated financial statements of System Software Associates, Inc. as of October 31, 1995 and for the two years then ended which appears in such Prospectus. We also consent to the references to us under the headings "Experts" and "Selected Financial Data" in such Prospectus. However, it should be noted that Price Waterhouse LLP has not prepared or certified such "Selected Financial Data."

     /s/ Price Waterhouse LLP
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        Price Waterhouse LLP

Chicago, Illinois

September 2, 1997